EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 21, 2007 (“Effective Date”) by and between INNOVATIVE CARD TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and STEVEN R. DELCARSON (“Executive”), with reference to the following facts:

A. Innovative Card Technologies, Inc., a Delaware corporation (the “Company”), is a public company that develops and markets secure powered cards for payment, identification, physical and logical access applications.

B. The Company desires to employ the Executive, and the Executive desires to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.  Employment. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth. Irrespective of the date on which this Agreement is executed, Executive’s date of employment with the Company is September 21, 2007.

2.  Duties. Subject to the terms and provisions of this Agreement, Executive is hereby employed by the Company as Chief Executive Officer and President of the Company. Executive shall have full responsibility and authority for such duties as customarily are associated with service as Chief Executive Officer and President of the Company at the direction of the Board of Directors of the Company (the “Board”). Executive shall faithfully and diligently perform such duties assigned to Executive and shall report directly to the Board.

3.  Scope of Services. Executive shall devote substantially all of his business time, attention, energies, skills, learning and efforts to the Company’s business.

4.  Term. Subject to prior termination of this Agreement as hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall continue for one (1) year thereafter, unless earlier terminated as provided in this Agreement; provided, however that the Term may be extended only upon mutual written consent of the parties for additional one-year terms.

5.  Compensation.

5.1  Salary. Executive’s annual compensation (“Base Compensation”) under this Agreement shall be $300,000 per year, prorated for any partial year, commencing upon the Effective Date. The Base Compensation shall be payable in equal bi-monthly installments on the fifteenth and end of each month. On March 1, 2008, the Base Compensation shall increase to $335,000 per year and be retroactive to January 1, 2008 with lump sum catch-up of the difference between $300,000 (annually) and the new base compensation.  The base compensation shall be increased to $350,000 per year upon completion of the Company's raising of additional capital in the sum of no less than $5 million (US$5,000,000) gross proceeds in any transaction or series of transactions, public or private and shall be further increased to $375,000 per year upon completion of the Company's raising of additional capital in the sum of no less than $8 million (US$8,000,000) gross proceeds in any transaction or series of transactions, public or private. In all cases, the raises (depending on the amount raised) shall be retroactive to January 1, 2008 with lump sum catch-up provision.

Employment Agreement - Steven R. Delcarson

5.2  Bonus. No later than the end of the initial one-year term, (and irrespective of whether the Agreement is or is not renewed for an additional one year term), Executive shall be paid a bonus in an amount not to exceed one hundred percent (100%) of Executive’s Base Compensation then in effect based on the Executive’s achievement of appropriate performance criteria. The determination of the total bonus amount shall be split into two sets of performance criteria. Half of the bonus (50%) shall be based upon objective criteria based on the achievement by Executive of the criteria set forth in Section 5.4 below for stock option milestones. The remainder of the bonus shall be awarded based upon Executive’s achievement of certain subjective performance criteria. With regard to the objective portion of the bonus, the Executive shall be entitled to receive the bonus amount on milestones (a), (b), and (c) once such option milestones are achieved. Executive shall be paid the bonus without further action on the part of Executive or the Company. The remaining balance of the bonus will be based on performance criteria (d) and (e) in Section 5.4 below for stock option milestones. Executive will be paid this portion of bonus after the Board makes a good faith determination that Executive has met the agreed upon performance criteria. Such evaluation shall be conducted any time after the performance criteria have been met but not later than the end of the one year term of this Agreement. Executive shall be given the opportunity to meet with the Board to discuss the evaluation and provide input. If Executive believes that the Board did not evaluate Executive’s performance in good faith, Executive shall have the right to submit the matter for arbitration under Section 13.3 below. Payment of the bonus, if any, shall be subject to all appropriate federal and state income and employment taxes. Any bonus due shall be paid to Executive in a lump sum within 30 days of the date performance criteria are met, but not later than 30 days of the one year term of this Agreement. Notwithstanding the foregoing, the bonus for the “Money Raise” milestone will be prorated and paid on March 31, 2008, based on the amount raised divided by $8 Million. If additional monies are raised, the bonus will be prorated and paid within 30 days of the raise, up to 100% of the milestone, less any amounts previously paid.

5.3 Expenses. The Company shall reimburse Executive for all reasonable business, entertainment and travel expenses actually incurred or paid by Executive in the performance of his services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect.

5.4 Options. The Executive shall be eligible to participate in the Company’s Stock Incentive Plan, and receive option grant(s) there under for the purchase of common stock of the Company (“Options” or “Option”) at the discretion of the Board of Directors. The Executive shall receive an initial issuance of one million (1,000,000) Options to be issued and priced at the closing price on March 27, 2008, subject to formal approval of the option grants by the Company’s Board of Directors. Vesting of the Options granted to the Executive pursuant to this Section 5.4 shall be triggered on the achievement by the Executive or the Company, as appropriate, of the following business milestones within one year from the Effective Date of this Agreement:

Employment Agreement - Steven R. Delcarson

(a) the Company raises additional capital in the sum of no less than $8 million (US$8,000,000.00) gross proceeds in any capital raise transaction or series of capital raising transactions, public or private - Objective Bonus criteria potential = 16.7% of total annualized bonus potential;

(b) Sales - Quarterly and annual sales targets, and associated bonus calculation. Bonuses will be paid quarterly upon achieving the minimum 90% target. If the bonus calculated on an annual basis (up to 100% of bonus target) exceeds the sum of the quarterly bonuses, Executive will be paid the difference as an additional bonus. Objective bonus potential = 16.7% of total annualized bonus potential. Option milestone is based on achieving annual sales target.

(c) Production - Quarterly and annual Delivery targets, and associated bonus calculation. Bonuses will be paid quarterly upon achieving the minimum 90% target. If the bonus calculated on an annual basis (up to 100% of bonus target) exceeds the sum of the quarterly bonuses, Executive will be paid the difference as an additional bonus. Objective bonus potential = 16.7% of total annualized bonus potential. Option milestone is based on achieving annual delivery target.

(d) Research & Development. Subjective bonus potential = 25% of total annualized bonus potential;

(e) Corporate Governance, development of supplier and channel partner relationships, and achievement of company vision. Subjective bonus potential = 25% of total annualized bonus potential.

The specific performance criteria under clauses (a) through (e) will be determined by the Company’s Board and shall be negotiated with Executive within one month of the execution of this Agreement. The Company’s Board will determine in good faith when Executive has met the agreed upon performance criteria. Such evaluation shall be conducted when the milestone is achieved but no later that at the end of the one year term of this Agreement and Executive shall be given the opportunity to meet with the Board to discuss the evaluation and provide input. If Executive believes that the Board did not evaluate Executive’s performance in good faith, Executive shall have the right to submit the matter for arbitration under Section 13.3 below. Upon achievement of each of the aforementioned five milestones, 20% of the Options (200,000 options per milestone) shall vest pursuant to the following schedule: 50% at achievement of the milestone (i.e. 100,000 options); 25% at the expiration of twelve (12) months following achievement of the milestone (i.e. 50,000 options); and 25% at the expiration of twenty-four (24) months following achievement of milestones (i.e. the remaining 50,000 options). Notwithstanding the foregoing, all Options will vest 100% in the event of a termination of Executive by the Company without cause. In addition and notwithstanding the foregoing, 200,000 Options will vest pursuant to the vesting schedule above no later than March 31, 2008 for achievement of milestone (a) - Money Raise.

Employment Agreement - Steven R. Delcarson

5.5 Vacation. Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Company’s Board of Directors or its designee. The Executive shall be entitled to carry forward from year to year unused vacation days and shall be entitled to compensation therefore upon termination of employment.

5.6 Other Rights and Benefits. Executive and his dependents (identified as Patricia P. Delcarson (spouse), Jacqueline P. Delcarson (daughter), Julia P. Delcarson (daughter), Natalie P. Delcarson (daughter), Marie P. Delcarson (daughter), and Steven L. Delcarson (son)) shall receive all medical, dental, vision, short/long term disability and drug prescription insurance through the Company’s group plan of insurance or reimbursement for private insurance, including any COBRA coverage available to Executive, or private insurance if such COBRA coverage ceases to be available, at Executive’s option.

6.  Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7.  Termination. Executive’s employment may be terminated as follows:

7.1  Termination for Death. Executive’s employment shall terminate immediately upon Executive’s death.

7.2  Termination Upon Disability. Executive’s employment shall terminate if Executive should become totally and permanently disabled. For purposes of this Agreement, Executive shall be considered “totally and permanently disabled” if Executive is treated as permanently “disabled” under any permanent disability insurance policy maintained by the Company and is entitled to full benefits payable under such policy upon a total and permanent disability. In the event any such policy is either not in force or the benefits are not available under such policy, then “total and permanent disability” shall mean the inability of Executive, as a result of substance abuse, any mental, nervous or psychiatric disorder, or physical condition, injury or illness to perform substantially all of his current duties on a full-time basis for a period of six (6) consecutive months, as determined by a licensed physician selected by the Board.

7.3  Termination by Company for “Cause”. The Company may terminate this Agreement for “Cause” upon three days written notice so long as the Company has given Executive written notice describing the Cause pursuant to subsections (c) and/or (e) and Executive has not cured such Cause within a reasonable time, but no less than 20 days. For purposes of this Agreement, “Cause” shall mean the existence or occurrence of any of the following:

(a)  Executive’s conviction for or pleading of nolo contendre to any felony involving the Company or moral turpitude.

Employment Agreement - Steven R. Delcarson

(b)  Executive’s misappropriation of Company assets.

(c)  Executive’s willful violation of a Company policy or a directive of the Board previously delivered to him in writing.

(d)  Executive’s material breach of his obligations, warranties or representations set forth in this Agreement.

(e)  Any willful neglect or material breach of duty by Executive under this Agreement, or any material failure by Executive to perform under this Agreement.

8.  Change in Control. For purposes of this Agreement, a “Change in Control” means a change in ownership or control of the Company after the Effective Date effected through any of the following:

(a)  the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders;

(b) a change in the composition of the Board over a period of thirty-six
(36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board, or

(c) a merger or consolidation in which securities possessing at least fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of the Corporation's assets or a complete liquidation or dissolution of the Corporation.

If this Agreement is not assumed and a new agreement with the same role, title and responsibilities is not secured for a minimum new period of one year, within 90 days upon a Change in Control, Company shall provide Executive with a lump sum payment equal to twelve (12) months of Base Compensation as in effect on the date of the Change in Control, less all appropriate federal and state income and employment taxes, promptly upon such Change in Control. In addition, all Options issued to Executive prior to the Change of Control shall vest immediately and become exercisable.

9.  Effect of Termination. If the Executive’s employment is terminated by Executive without Cause or terminated by the Company for Cause, death or a disability of Executive that was caused by Executive’s wrongful conduct, Executive shall not be entitled to any severance pay or other benefits, except as mandated by law. In the event the Company terminates Executive’s employment without “Cause,” Executive shall be entitled to receive a lump sum payment equal to 50% of Executive’s Base Compensation then in effect within five (5) business days following written notification of such termination, less all appropriate federal and state income and employment taxes. In addition, if Executive is terminated by the Company without “Cause,” (i) all Options issued to Executive prior to the termination without “Cause” shall vest immediately and become exercisable; and (ii) Executive shall be paid fifty percent (50%) of the bonus not already received specified in Section 5.2 above.

Employment Agreement - Steven R. Delcarson

10.  Representations and Warranties. Executive hereby represents and warrants to Company that as of the date of execution of this Agreement: (i) this Agreement will not cause or require Executive to breach any obligation to, or agreement or confidence with, any other person; (ii) Executive is not representing, or otherwise affiliated in any capacity with, any other lines of products, manufacturers, vendors or customers of the Company; and (iii) Executive has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement.

11.  Non-Solicitation and Non-Competition.

11.1  Non-Solicitation of Employees. Executive agrees that he will not, while employed by the Company and for a period of two (2) years following termination of such employment:

(a)  directly solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or

(b)  directly interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

The foregoing shall not prohibit Executive or any entity with which Executive may later be affiliated from hiring a former or existing employee of the Company or any of its subsidiaries, provided that such hiring does not result from the direct actions of Executive. For purposes of this Section, any reference to the Company shall include all of the Company’s Affiliates. As used herein, “Affiliate” means any person or entity controlling, controlled by or under common control with another person or entity.

11.2  Non-Solicitation of Customers with respect to Competitive Business Activity. Executive agrees that he will not, while employed by the Company, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any customers of the Company with respect to products and/or services directly related to a Competitive Business Activity. “Competitive Business Activity” shall mean engaging in, whether independently or as an employee, agent, consultant, advisor, independent contractor, partner, stockholder, officer, director or otherwise, any business which is materially competitive with the business of the Company as conducted or actively planned to be conducted by the Company during his employment by it, provided that Executive shall not be deemed to engage in a Competitive Business Activity solely by reason of (i) owning 5% or less of the outstanding common stock of any corporation if such class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, or (ii) after the termination of his employment by the Company, being employed by or otherwise providing services to a corporation having total revenue of at least $500 million (or such lower number as may be agreed by the Board) so long as such services are provided solely to a division or other business unit of such corporation which does not engage in a business which is then competitive with the business of the Company.

Employment Agreement - Steven R. Delcarson

11.3  Non-Competition. Without the prior written consent of the Board of Directors, during the period of employment with the Company, Executive will not, directly or indirectly, engage in any employment, occupation, consulting or other business activity in competition with the Company. Executive acknowledges and agrees that such conduct would violate the duty of loyalty owed by Executive to the Company. Employee agrees to promptly disclose to the Board of Directors, in writing, any business opportunities that are presented to him or her in his or her capacity as an employee of the Company which are of a similar nature to the Company’s current business or business which, to Executive’s knowledge, the Company proposes to engage in.

Executive further acknowledges and agrees that, during the course of performing services for the Company, the Company will furnish, disclose or make available to Executive confidential and proprietary information related to the Company’s business and that such confidential information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information could be used by Executive to harm the Company or adversely impact its operations. Accordingly, the Executive hereby agrees, in consideration of the Company’s agreement to hire Executive and to pay the Employee’s compensation for services rendered to the Company and in view of the position of trust to be held by Executive and the confidential nature and proprietary value of the information which the Company may share with Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

For a period of one (1) year following the expiration or termination of the Agreement (the “Restricted Term”), whether such termination is voluntary, involuntary or with or without cause, Executive shall not, without the prior written consent of the Company, for the Executive for his own account or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of providing services, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has targeted or developed during the Term.

Executive further recognizes and acknowledges that the specified restrictions in this paragraph are reasonable, legitimate and fair to Executive in light of the Company’s need to market its services in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable.

If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

Employment Agreement - Steven R. Delcarson

12.  Confidentiality and Invention Assignment. In connection with this Agreement, Executive agrees to execute and acknowledges his employment shall be bound by the Company’s Confidentiality and Invention Assignment Agreement. The terms of such Confidentiality and Invention Assignment Agreement are incorporated herein by this reference and Executive acknowledges and agrees that its terms and conditions constitute materials terms of this Agreement.

13.  Miscellaneous.

13.1  Section Headings. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

13.2  Survival. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter, including without limitation the obligations of Executive with to any Confidentiality or Invention Assignment obligations under Section 12.

13.3  Arbitration.

(a)  Any claim, dispute or other controversy (a “Controversy”) relating to this Agreement shall be settled and resolved by binding arbitration in Los Angeles County, California before a single arbitrator under the Employment Rules of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made. If there is any conflict between the AAA rules and this arbitration clause, this arbitration clause will govern and determine the rights of the parties. The Parties to this Agreement (the “Parties”) shall be entitled to full discovery regarding the Controversy as permitted by the California Code of Civil Procedure. The arbitrator’s decision on the Controversy shall be a final and binding determination of the Controversy and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the Parties. The arbitrator shall also award the prevailing Party any reasonable attorneys’ fees and reasonable expenses the prevailing Party incurs in connection with the arbitration, and the non-prevailing Party shall pay the arbitrator’s fees and expenses. The arbitrator shall determine who is the prevailing Party. Each Party also agrees to accept service of process for all arbitration proceedings in accordance with AAA’s rules.

(b)  The obligation to arbitrate shall not be binding upon either party with respect to requests for temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the Parties.

(c)  The provisions of this Section shall be construed as independent of any other covenant or provision of this Agreement; provided that, if a court of competent jurisdiction determines that any such provisions are unlawful in any way, such court shall modify or interpret such provisions to the minimum extent necessary to have them comply with the law.

(d)  This arbitration provision shall be deemed to be self-executing and shall remain in full force and effect after expiration or termination of this Agreement. In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear.

13.4  Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided that, any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

13.5  Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

13.6  Parties in Interest. Nothing in this Agreement, except as expressly set forth herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and the successors, assigns and affiliates of the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of action over or against any party to this Agreement.

13.7  Assignment. The rights and obligations under this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, successors and assigns of Executive and the Company. Except as specifically provided in this Section 13, neither the Company nor Executive may assign this Agreement or delegate their respective responsibilities under this Agreement without the consent of the other party hereto. Upon the sale, exchange or other transfer of substantially all of the assets of the Company, the Company shall assign this Agreement to the transferee of such assets. No assignment of this Agreement by the Company shall relieve the Company of, and the Company shall remain obligated to perform, its duties and obligations under this Agreement, including, without limitation, payment of the Base Compensation set forth in Section 5, above.

13.8  Attorneys’ Fees. In the event of any Controversy, suit, action or arbitration to enforce any of the terms or provisions of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs. The foregoing entitlement shall also include attorneys’ fees and costs of the prevailing party on any appeal of a judgment and for any action to enforce a judgment.

Employment Agreement - Steven R. Delcarson

13.9  Modification. This Agreement may be modified only by a contract in writing executed by the parties to this Agreement against whom enforcement of such modification is sought.

13.10  Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

13.11  Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

13.12  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13  Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed under, and governed by, the laws of the State of California without giving effect to conflict of laws provisions.

13.14  Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

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Employment Agreement - Steven R. Delcarson

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below.

THE COMPANY: INNOVATIVE CARD TECHNOLOGIES, INC. a Delaware corporation

Dated: March 27, 2008	By:	/s/ Donald Joyce

	Name	Donald Joyce

	Title:	Director

EXECUTIVE:

Dated: March 27, 2008	/s/ Steven R. Delcarson
STEVEN R. DELCARSON

Employment Agreement - Steven R. Delcarson